Exhibit 11

                             BNP U.S. FUNDING L.L.C.
                       Computation of net income per share
                      (in thousands, except per share data)

                                                        Six-month period ended
                                                             June 30, 2002
                                                       ------------------------
Net Income
Less: Preferred Securities Dividend Requirement.......        $  18,095
Net Income (Loss) Applicable to Common Securities.....          (19,345)
                                                                 ------
                                                              $  (1,250)
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Securities:

Weighted Average Number of Common Securities
Outstanding...........................................           53,011
                                                                 ======

Net Income (Loss) per Common Security.................        $  (23.58)